Exhibit 99.1

October 20, 2008	Contact: Steve Taylor
FOR IMMEDIATE RELEASE	(509) 892-5287
Press Release 08-18

HuntMountain Reports More Outstanding Drill Results from La Josefina

(SPOKANE, WA)  HuntMountain Resources Ltd. (OTCBB:HNTM)(Frankfurt:MPT) is pleased to release new high-grade assay results from sixteen diamond core drill holes within the Veta Sur target at the La Josefina gold-silver project in Santa Cruz, Argentina.  The latest results contain the highest values of silver and copper intercepted to date by the current drill program including 0.8 meters (2.6 ft) of 3,540 grams/tonne (g/t) (103.3 ounces/ton)(oz/t) silver in Hole# SVN-D08-134 and 1.4 meters (4.6 ft) of 5.5% copper in Hole# SVN-D08-130.  Additional selected high-grade intervals include:

HOLE	From	To	Interval	Gold	Silver	Gold Equiv.*	Cu	Pb	Zn
#	(m)	(m)	(m)	g/t	g/t	g/t	%	%	%
SVN-D08-123	119.5	121.0	1.5	2.22	514	12.50	3.46	0.74	0.42
including	119.5	120.0	0.5	3.77	1,140	26.57	8.46	0.59	0.45
SVN-D08-130	114.3	116.9	2.6	4.05	175	7.55	3.76	0.61	0.24
including	115.1	116.5	1.4	3.81	225	8.30	5.53	0.64	0.23
SVN-D08-134	97.7	100.9	3.2	5.10	1,238	29.85	0.74	6.45	0.54
including	99.3	100.1	0.8	2.40	3,540	73.20	1.13	21.7	1.62
SVN-D08-137	74.7	78.4	3.7	2.08	439	10.85	1.48	7.0	0.08
including	76.3	77.5	1.2	1.14	868	18.49	3.36	17.8	0.04
SVN-D08-138	46.9	48.6	1.7	7.17	347	14.10	0.24	3.72	0.04
SVN-D08-139	84.7	86.0	1.3	8.46	170	11.86	0.21	2.21	0.08
SVN-D08-140	61.0	63.0	2.0	4.90	409	13.08	0.77	17.1	0.03
SVN-D08-141	88.2	90.0	1.80	9.31	12.3	9.56	0.03	1.44	1.0
*Calculated at Ag/Au=50.

A complete table of drill results from the La Josefina project can be obtained at www.huntmountain.com/pdf/LJresults.pdf and within the project Technical Report on the Company’s website.  The drill hole numbers associated with this press release are SVN-D08-052, -123,
-124, -126, -128, -130, -133, -134, -136, -137, -138, -139, -140, -141, -143, -151.

Recent drilling has focused on defining the extent of precious and base metal mineralization along the Veta Sur target which is located to the south and east of the Veta Amanda vein system within the broader Veta Norte zone.  Veta Sur remains open down dip and along strike to the southeast, and results from the latest holes show an increase in both the grade and thickness of the mineralization as the vein is tested along the oreshoot’s plunge.  Step-out drilling is currently being conducted beyond the surface outcrops where the mineralized structure runs beneath shallow colluvium.

“We are extremely pleased by these latest assays from the Veta Sur target,” said Danilo Silva, President of Cerro Cazador S.A., the Company’s wholly-owned Argentine subsidiary.  “As the results from our year-long efforts at La Josefina continue to pour in, we are beginning to see the development of a significant precious metal occurrence.  The continuity of high-grade gold-silver mineralization, coupled with outstanding base metal values, provides us with additional options as we analyze potential mining methods and prepare for the next phase of drilling.  These values will obviously have a very positive impact on our resource calculation efforts.”

The La Josefina Gold-Silver Project is located in the north-central portion of Santa Cruz Province in Patagonia’s highly-prospective Deseado Massif and comprises an area of over 52,770 hectares. The property encompasses multiple precious metal occurrences within a 10 km-long hydrothermal alteration belt that is 1-3 km wide.  The region hosts numerous precious metal mines in production and deposits under development.  HuntMountain entered into a partnership agreement with Fomicruz S.E., the provincial mining company, to earn a 91% interest upon completion of a positive feasibility study.

Certified sample preparation, gold and silver fire assay, and 28 element ICP analysis were carried out by ALS Chemex in Mendoza, Argentina and La Serena, Chile.  HuntMountain takes detailed digital photos of the entire core before it is cut by saw to half core which is assayed at ALS Chemex's La Serena laboratory. As part of quality assurance, quality control (QA/QC), HuntMountain has incorporated a detailed program of systematically introducing certified standards, blanks and duplicates into the sample stream. Half-core samples are being retained on site for verification and reference purposes.

The qualified person who has reviewed this news release is James F. Ebisch, M.Sc. Geology. He is a Registered Professional Geologist in the state of Oregon (G #928).  The intervals of mineralization reported are not true widths.  Based upon the angle of intersection of the drill hole and the vein projection, the Company’s geological staff estimates that intervals are approximately eighty percent of true width.

HuntMountain Resources Ltd. is a U.S.-based junior exploration company engaged in acquiring, exploring and developing precious and base metals properties throughout North and South America. The Company currently controls and operates projects in Santa Cruz Argentina, Chihuahua Mexico, Nevada USA, and Quebec Canada.

This news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not even be anticipated. This news release is neither a prospectus nor an offer to sell securities or stocks in the company. It is intended for informational purposes only.

FOR FURTHER INFORMATION PLEASE CONTACT:
Steve Taylor, Vice President of Corporate Development
HuntMountain Resources
(509) 892-5287
staylor@huntmountain.com
www.huntmountain.com